As filed with the Securities and Exchange Commission on July 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	95-4598246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200 Los Angeles, California 90064

(Address, including zip code, of Principal Executive Offices)

Kilroy Realty 2006 Incentive Award Plan, as Amended

(Full title of the plan)

Tyler H. Rose

Executive Vice President and Chief Financial Officer

Kilroy Realty Corporation

12200 W. Olympic Boulevard, Suite 200 Los Angeles, California 90064

(310) 481-8400

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Julian T. H. Kleindorfer, Esq.

Lewis W. Kneib, Esq.

Latham & Watkins LLP

355 South Grand Avenue, Suite 100 Los Angeles, California 90071

(213) 485-1234-

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	1,500,000	$61.06	$91,590,000	$11,888.38

(1)

This Registration Statement covers, in addition to the number of shares of Kilroy Realty Corporation, a Maryland corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Kilroy Realty Corporation 2006 Incentive Award Plan, as amended (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and (h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on July 6, 2020, as quoted on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Company’s Registration Statements on Form S-8, filed with the Commission on June 28, 2006, September  16, 2009, June 11, 2010, February 9, 2015, June 10, 2015 and May 25, 2017 (Commission File Nos. 333-135385, 333-161954, 333-167452, 333-201990, 333-204853, 333-218241);

(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2019, filed with the Commission on February 13, 2020 (Commission File No. 001-12675);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2020, filed with the Commission on April 30, 2020 (Commission File No. 001-12675);

(d)

The Company’s Current Reports on Form 8-K, filed with the Commission on February  6, 2020, February  21, 2020, April 30, 2020 (as to the Form 8-K filed on that date that included Items 1.01, 2.03 and 9.01), May  21, 2020 and July 2, 2020 (Commission File No. 001-12675); and

(e)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A/A filed with the Commission on June 10, 2005 (Commission File No. 001-12675), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Form of Certificate for Common Stock (1)

4.2†	Kilroy Realty 2006 Incentive Award Plan (2)

5.1*	Opinion of Ballard Spahr LLP

23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP for Kilroy Realty Corporation

23.3*	Consent of Deloitte & Touche LLP for Kilroy Realty, L.P.

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith
†	Management contract or compensatory plan or arrangement.
(1)	Incorporated by reference to our Registration Statement on Amendment No. 3 to Form S-11 as filed with the Commission on January 24, 1997 (No. 333-15553).
(2)	Incorporated by reference to our Current Report on Form 8-K as filed with the Commission on May 21, 2020 (No. 001-12675).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 10, 2020.

KILROY REALTY CORPORATION

By:	/s/ Merryl E. Werber
Merryl E. Werber Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John Kilroy, Jeffrey C. Hawken, Tyler H. Rose, and Merryl E. Werber, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Kilroy	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2020
John Kilroy
/s/ Tyler H. Rose	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	July 10, 2020
Tyler H. Rose
/s/ Merryl E. Werber	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	July 10, 2020
Merryl E. Werber

/s/ Edward F. Brennan, PhD	Lead Independent Director	July 10, 2020
Edward F. Brennan, PhD

/s/ Jolie A. Hunt	Director	July 10, 2020
Jolie A. Hunt

/s/ Scott S. Ingraham	Director	July 10, 2020
Scott S. Ingraham

/s/ Gary R. Stevenson	Director	July 10, 2020
Gary R. Stevenson

/s/ Peter B. Stoneberg	Director	July 10, 2020
Peter B. Stoneberg